Sub-Item 77
Submission of Matters to a Vote of Security Holders

      The Annual Meeting of Shareholders of the Fund (the
"Meeting") was held on September 29, 2006 at which a quorum was present. The Meeting included the election of directors and the ratification of the Registered
Independent Certified Public Accountant.

      Maurice L. Schoenwald, David Schoenwald, Sharon Reier,
Preston Pumphrey, Murray Rosenblith, Susan Hickey and
Jonathon Beard were elected to serve as Directors for the ensuing year. Information regarding shares voted for and against each matter before the Meeting follows:

a)	To elect seven Directors to serve for the ensuing
year.
					For			Withhold
Maurice L. Schoenwald		1,388,370.246	15,395.762
David J. Schoenwald		1,390,426.590	13,339.418
Sharon Reier			1,390,240.255	13,525.753
Preston Pumphrey			1,389,368.616	14,397.392
Murray Rosenblith			1,390,224.357	13,541.651
Susan Hickey			1,390,833.285	12,932.723
Jonathan Beard			1,390,559.807	13,203.201

b)	To ratify the selection of the firm of Joseph A. Don
Angelo, CPA, as Registered Independent Certified
Public Accountant of the Fund for the fiscal year ending December 31, 2006. The selection was ratified with the following votes:

      		For:	1,380,337.988
      		Against:	983.036
      		Abstain: 19,440.984